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Comptroller of the Currency
Administrator of National Banks

Washington, D.C. 20219

             CERTIFICATE OF CORPORATE EXISTENCE AND FIDUCIARY POWERS

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking
Associations.

2. "Wells Fargo Bank, National Association," San Francisco, California, (Charter
No. 1741) is a National Banking Association formed under the laws of the United
States and is authorized thereunder to transact the business of banking and exercise Fiduciary Powers on the date of this Certificate.

     IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the
     City of Washington and District of Columbia, this February 4, 2004.

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/s/ John D. Hawke, Jr.
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COMPTROLLER OF THE CURRENCY